Filed Under Rule 424(b)(3), Registration Statement No. 333-109310
Pricing Supplement Number 40 Dated 08/22/2005
(To: Prospectus Dated October 17, 2003 and Prospectus Supplement Dated: November 09, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FCV6	$2,254,000.00	100.000%	0.400%	$2,244,984.00	FIXED	4.350%	SEMI-ANNUAL	08/15/2007	02/15/2006	$20.54	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FCW4	$1,406,000.00	100.000%	0.750%	$1,395,455.00	FIXED	4.500%	SEMI-ANNUAL	08/15/2009	02/15/2006	$21.25	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Trade Date: Monday, August 22, 2005 @12:00 PM ET
Settle Date: Thursday, August 25, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0116 via Refco Securities, LLC

Agents: Banc of America Securities LLC, INCAPITAL, LLC , A.G. Edwards, Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

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National Rural Utilities Cooperative Finance Corporation $500,000,000.00 CFC InterNotes Prospectus Dated 17-Oct-03 and Prospectus Supplement Dated: 09-Nov-04